Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation on Form 20-F Amendment No. 2 of Cordyceps Sunshine Biotech Holdings Co., Ltd. of our report dated June 13, 2025 with respect to the consolidated financial statements of Cordyceps Sunshine Biotech Holdings Co., Ltd. as of and for the year ended December 31, 2023, which appears in this Annual Report on Form 20-F Amendment No. 2. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
September 23, 2025